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                                                                    EXHIBIT 11.1

                            ALLEGIANCE TELECOM, INC.

                  COMPUTATION OF PRO FORMA PER SHARE EARNINGS (LOSS)

                      Nine Months Ended September 30, 1998

                  (Dollars in thousands, except share amounts)

                                                                        PRO FORMA NET LOSS PER SHARE,
                                                           -----------------------------------------------------------
                                                           Number of Shares    Percent Outstanding   Equivalent Shares
                                                           ----------------    -------------------   -----------------
COMMON STOCK
       1997 Common Stock Offering                                      426              100.00%                426
       1998 Common Stock Offering                               10,000,000              100.00%         10,000,000
       Preferred Stock Converted to Common Stock                40,341,128              100.00%         40,341,128
                                                            --------------                          --------------
                                                                50,341,554                              50,341,554

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                     50,341,554

NET LOSS APPLICABLE TO COMMON STOCK                                                                 $   (254,271.4)

NET LOSS PER SHARE, BASIC AND BASIC                                                                 $        (5.05)
                                                                                                    ==============
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